UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES ACT OF 1934

Date of Report (Date of earliest event reported) August 29, 2003

PUBLIC MEDIA WORKS, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	000-29905	98-0020849
(State or jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14759 Oxnard Street Van Nuys, California 91411
(Address of principal executive offices)

818-904-9029
Registrant’s telephone number, including area code)

Burnam Management, Inc. 9175 Mainwaring Road Sidney, British Columbia V8L 1J9 Canada
(Former name or former address, if changed since last report)

ITEM 5.  OTHER INFORMATION.

On August 29, 2003, the Registrant’s sole director and shareholder, Rick Plotnikoff, voted to change the name of the Registrant to Public Media Works, Inc.  The name change was filed with the State of Delaware on that date.  Attached hereto as Exhibit 10.1 is the “Certificate of Amendment of Certificate of Incorporation.”

On August 29, 2003, the Registrant entered into a Share Exchange Agreement (the “Agreement”) to acquire Public Media Works, Inc. (“PMW”), a private company, as more fully described in Exhibit 10.2 attached hereto.

Under the terms of the Agreement, the Registrant will issue 20,000,000 shares of its common stock to the PMW security holders in exchange for all of the outstanding securities of PMW.  The Agreement was approved by the Board of Directors of PMW on August 29, 2003, and by the Board of Directors of the Registrant on August 30, 2003, at which time the agreement was closed.  On that date, the Registrant’s sole officer and director, Rick Plotnikoff, resigned after electing Thomas Szabo, Shaun D.C. Edwardes, and Corbin Bernsen as the new directors of the Registrant.

Brief backgrounds of the new management of the Registrant are as follows:

Thomas A. Szabo Chairman/CEO - Mr. Szabo is a senior executive with over 20 years of experience.  He has founded and operated several entertainment and network corporations, including Digital On-Demand, Inc.  He currently serves on several Boards of Directors, including Alliance Entertainment Corporation.

Corbin Bernsen - President - Corbin Bernsen has been involved in the entertainment business for over thirty years, including his Emmy nominated role of Arnie Becker on “LA Law,” and Roger Dorn in the highly successful “Major League” feature films.  A graduate with a Master’s Degree from UCLA, he has spent the last decade exploring the possibilities of integrating today’s technology with the entertainment process.

Shaun D.C. Edwardes Executive Vice President - Mr. Edwardes is an operations executive with 20 years of experience in the entertainment and technology business.  He spent 14 years working in the touring and management side of the music industry before moving into technology, where he co-founded Voxsurf International, a U.K.-based software company.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

Attached hereto as Exhibit 10.3 are the financial statements of PMW, the company acquired by the Registrant.  The unaudited pro forma combined financial statements will be filed within 60 days.

(c)  Exhibits

10.1  Certificate of Amendment of Certificate of Incorporation

10.2  Share Exchange Agreement

10.3  Financial Statements

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 3, 2003	Public Media Works, Inc.
(Registrant)

	By:	/s/ Thomas Szabo
Thomas Szabo
Chairman of Board and CEO